                                                                      EXHIBIT 11


                        Alabama National BanCorporation
                 Computation of Earnings Per Share (Unaudited)
                   (In thousands, except per share amounts)

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
                                                                                        Per Share
                                                            Income         Shares         Amount
                                                            ------         ------         ------
THREE MONTHS ENDED MARCH 31, 2000
Basic EPS net income....................................    $ 5,658        11,066        $   0.51
                                                                                         ========
Effect of dilutive securities options...................          -           129
                                                            -------        ------
Diluted EPS.............................................    $ 5,658        11,195        $   0.51
                                                            =======        ======        ========

THREE MONTHS ENDED MARCH 31, 1999
Basic EPS net income....................................    $ 5,019        11,022        $   0.46
                                                                                         ========
Effect of dilutive securities options...................          -           166
                                                            -------        ------
Diluted EPS.............................................    $  5,019       11,188        $   0.45
                                                            ========       ======        ========
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